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                                                                    Exhibit 99.1

[GRAPHIC]                                          [The Cooper Companies LOGO]
                                                   21062 Bake Parkway, Suite 200
                                                   Lake Forest, CA 92630
NEWS RELEASE                                       888-822-2660
                                                   Fax: (949) 768-3688
   CONTACT:

   Norris Battin

   The Cooper Companies, Inc.

   ir@coopercompanies.com

   FOR IMMEDIATE RELEASE

                 COOPER ACQUIRES PRODUCTS FROM ARGUS BIOMEDICAL;

                       FORMS NEW OPHTHALMIC SURGICAL UNIT

LAKE FOREST, Calif., February 24, 2004 -The Cooper Companies, Inc. (NYSE:COO), announced today that it has acquired from Argus Biomedical Pty Ltd the assets related to AlphaCor, an artificial cornea, and AlphaSphere, a soft orbital implant. Terms were not disclosed. Argus is a privately owned company with its origins in the biomaterial and polymer research group of the Lions Eye Institute in Western Australia.

The AlphaCor artificial cornea is a synthetic one-piece device designed to replace a diseased or damaged cornea or a failed human corneal graft. AlphaSphere is a soft orbital implant that Argus is currently developing. Orbital implants are required when an eye is lost due to disease or trauma. The orbital implant occupies the space usually filled by the eyeball and provides substantial cosmetic benefits to the patient.

Cooper expects that the Argus transaction will be accretive to earnings per share during its second year as a part of the Company.

The Argus products will be developed and marketed to corneal surgeons by a newly formed ophthalmic surgery business unit, CooperVision Surgical, Inc., a wholly owned subsidiary of CooperVision, Inc., the Company's contact lens business.

Commenting on the acquisition, A. Thomas Bender, Cooper's chairman and chief executive officer said, "Cooper's strong cash flow allows us to invest in opportunities in eyecare markets adjacent to our contact lens business where we can apply our management expertise in ophthalmology.

"Starting with products like AlphaCor, we plan to acquire and develop other proprietary products for ophthalmic surgery that offer unique advantages over currently available therapies. Ophthalmic




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surgeons are familiar with the CooperVision name, and we intend to leverage our strong brand image as we build a global franchise in this market."

AlphaCor is suited for patients at high risk to reject a human cornea or for whom human transplants have failed. These patients have limited treatment options.

After AlphaCor is implanted, its dimensions, flexibility, water adsorbing properties and optics allow it to perform much like a human donor corneal graft. Argus estimates that about 100,000 corneal transplants are performed worldwide each year and that about 20,000 of these would benefit from an AlphaCor implant. Argus research projects include development of other artificial cornea products that can treat a wider range of patients.

The patented AlphaCor device is manufactured in a single piece from a specialized polymer. It has a clear central optic surrounded by an opaque sponge-like perimeter. Corneal cells grow into this spongy 'skirt' and biointegration occurs between the device and the patient's cornea, anchoring the AlphaCor implant in place.

AlphaCor has received regulatory clearance in the United States, Australia, Europe and Canada. More than 120 AlphaCor devices have been implanted worldwide and sales began in June, 2003 in the United States. AlphaCor is reimbursed by Medicare and by some private insurance plans in the United States

Forward Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired




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goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2003. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Its corporate offices are in Lake Forest and Pleasanton, Calif. Its World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women's healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Bedminster, N.J., Cranford, N.J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its World Wide Web address is www.coopersurgical.com.

Argus Biomedical Pty Ltd is based in Perth, Australia. Its Web address is www.argusbiomedical.com. The Lions Eye Institute Web site is www.lei.org.au.

AlphaCor'r' is a registered trademark and AlphaSphere'TM' is a trademark of The Cooper Companies, Inc. its affiliates or subsidiaries and both are italicized in this news release.

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